Exhibit 2.1

Osiris Gold, Inc.

Sial Exploration, Inc.

4155 E. Jewell Avenue, Suite 1007

Denver, Colorado 80222, USA

June __, 2011

Bonanza Goldfields Corp.

___________________________

___________________________

___________________________

___________________________

Attention: David Janney, President & CEO

Re: Option and Joint Venture Agreement

Dear David:

The purpose of this letter is to set forth the terms of an Option and Joint Venture Agreement (the “Agreement”) entered into among Osiris Gold, Inc., a Colorado corporation (“Osiris”), ”), Sial Exploration, Inc., a Colorado corporation (“Sial” and together with Osiris, “OG”), and Bonanza Goldfields Corp. a Nevada corporation ("Bonz"). OG and Bonz are each referred to herein as a Party and collectively as the Parties. Subject to the terms of this Agreement, Bonz shall have an Option to elect to form the Joint Venture (the terms “Option” and “Joint Venture” are defined in paragraph 1, below). The purpose of the Joint Venture is to explore for and evaluate the Subject Properties (defined in Exhibit A attached hereto) with respect to gold and associated metals, silver and other mineral deposits, and to develop and mine one or more such deposits. The “Subject Properties” are those mining claims and mining rights described on Exhibit A attached hereto and made a part hereof by this reference.

If Bonz elects to exercise the Option in accordance with the terms of this Agreement, the Parties shall form a joint venture (the “Joint Venture”) in the form of a limited liability company and enter into a definitive joint venture agreement (the “Definitive Agreement”), such Definitive Agreement to serve as the Operating Agreement for the limited liability company. The Definitive Agreement shall be substantially in the form of the Limited Liability Company Operating Agreement attached hereto as Exhibit B and by this reference made a part hereof. Notwithstanding the foregoing, the parties agree to modify the Operating Agreement attached hereto as Exhibit B as necessary to provide that the Joint Venture shall only obtain surface rights in the Subject Properties to the extent necessary for mineral exploration and development and, upon termination of mineral exploration or development, the Subject Properties and all surface rights related thereto shall revert to OG for no additional consideration. Prior to Bonz’s exercise of the Option and the execution of the Definitive Agreement, the terms, covenants and conditions of this Agreement with regard to the Joint Venture and the Option shall control, provided that if Bonz fails to exercise the Option or if Bonz terminates the Option as provided herein, this Agreement shall terminate and Bonz shall have no further rights or obligations in respect of the Option, the Joint Venture or the Subject Properties.

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In consideration of the mutual agreements and obligations of the Parties herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Commencing on the date of this Agreement (the “Effective Date”) and ending at 5 PM MDT on Monday, August 1, 2011 (the “Option Term”), Bonz shall have the exclusive right and option (the “Option”) to establish a joint venture (the “Joint Venture”) in accordance with the terms of this Agreement. Provided Bonz is in compliance with its obligations under this Agreement and has made all of the Option Payments provided for in paragraph 2 below, Bonz may exercise the Option at any time during the Option Term by giving written notice of such exercise to OG. If Bonz so exercises the Option, the Parties shall enter into the Definitive Agreement in accordance with paragraph 7 below.

2.      Bonz shall make the payments (the “Option Payments”) on or before the due date as set forth in the following table:

Option Payment	Due Date:	Amount :
Option Payment #1	Contemporaneously with the execution of this Agreement	US$ 50,000
Option Payment #2	July 1, 2011	US$800,000
Option Payment #3	August 1, 2011	US$700,000

The Option Payments may be used by OG to operate and maintain the Subject Property and for such other purposes as OG may in its sole discretion determine. If the Option is timely exercised, Option Payment #1 and Option Payment #2 shall be included as Bonz’s initial Capital Contributions under the terms of the Definitive Agreement. If the Option is not timely exercised, OG shall retain all of the Option Payments as consideration for the granting of the Option and as its sole property to do with as it pleases.

3.      During the Option Term, OG shall continue to operate and maintain the Subject Properties consistent with its past practice.

4.      Bonz may terminate this Agreement and the Option at any time during the Option Term. Further if Bonz fails to make any of the Option Payments as provided in paragraph 2 above, Bonz shall be deemed to have so terminated this Agreement and the Option, and Bonz shall have no further rights or interests in the Subject Properties, the Option or the Joint Venture.

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5.      During the Option Period and provided that Bonz has timely made the Option Payments required under the terms of this Agreement, Bonz may perform such due diligence with regard to OG and the Subject Properties as it reasonably believes to be necessary to satisfy itself with regard to the merits of exercising the Option and entering into the Definitive Agreement. OG shall cooperate with Bonz’s due diligence and make such documents as it has in its possession available to Bonz but shall not be obligated to incur expenses or enter into or create any document or agreement in connection with Bonz’s due diligence. In addition, OG will, to the extent that it has the right to do so, provide Bonz access to inspect the Subject Properties provided that such inspection shall not involve any disturbance of invasive activities. Such due diligence shall be at Bonz’s sole risk, cost and expense, and Bonz agrees to indemnity and hold OG harmless from and against any and all loss, claim, damage or expense arising out of or incurred in connection with its due diligence under this paragraph 5.

6.      The following additional terms, covenants and conditions apply to the Joint Venture (including the Definitive Agreement):

(a)        By timely exercise of the Option and payment of the Option Payments in accordance with this Agreement, Bonz shall have earned a 10% Participating Interest in the Joint Venture as provided in the draft Operating Agreement attached hereto as Exhibit B.

(b)      By timely exercise of the Option and payment of the Option Payments in accordance with this Agreement, Bonz shall have earned the right to earn an additional 39% Participating Interest in the Joint Venture as provided in the draft Operating Agreement attached hereto as Exhibit B.

(c)       To earn the additional Participating Interest as contemplated in clause (b) of this paragraph, Bonz shall free carry 100% of all Joint Venture costs until the Commencement of Commercial Production as provided in in the draft Operating Agreement attached hereto as Exhibit B.

7.      The Parties intend this Agreement to be a legally binding agreement and, provided the Option is timely exercised in accordance with the terms hereof, that it will be superseded by the Definitive Agreement to be entered into as provided herein. If the Option is timely exercised, the Parties agree to proceed promptly and diligently to negotiate the terms of the Definitive Agreement in good faith towards reaching and executing the Definitive Agreement as soon as possible and, in any event, promptly following Bonz's exercise of the Option, provided that unless and until such Definitive Agreement has been executed by the Parties, the terms of this Agreement (including the terms of the Definitive Agreement attached hereto as Exhibit B) shall control.

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8.      Standard confidentiality restrictions shall apply to the transactions provided for herein, and all information and data existing on the Effective Date or developed in connection herewith shall be kept confidential by the Parties and their affiliates.

[Continued on Next Page]

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If the foregoing accurately sets forth our agreement, please so signify by executing this Agreement in the space provided below.

Very truly yours, OSIRIS GOLD, INC. By: __________________________________ Name: Title:
Agreed and accepted this __ day of May, 2011
BONANZA GOLDFIELDS CORP. By: _________________________________ Name: Title:	SIAL EXPLORATION, INC. By: __________________________________ Name: Title:
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Exhibit A

Subject Properties

[To be inserted]

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Exhibit B

Red Mountain Resources LLC

Limited Liability Company Operating Agreement

Between

Osiris Gold, Inc.,

Sial Exploration, Inc.

And

Bonanaza Goldfields Corp.

__ August 2011

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Exhibit B

Red Mountain Resources LLC

Limited Liability Company Operating Agreement

Between

Osiris Gold, Inc.,

Sial Exploration, Inc.

And

Bonanaza Goldfields Corp.

__ August 2011

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TABLE OF CONTENTS

RECITALS 1

DEFINITIONS AND APPENDICES 1

ARTICLE I NAME, AGENT AND OFFICE 8

1.1 Name 8

1.2 Registered Agent and Office 8

1.3 Principal Place of Business 8

1.4 Qualifications in Other Jurisdictions 8

ARTICLE II PURPOSES AND BUSINESS OPPORTUNITIES 9

2.1 Purposes 9

2.2 Other Business Opportunities 9

ARTICLE III FORMATION AND DURATION 10

3.1 Formation 10

3.2 Participating Interest of Bonz 10

3.2 Duration 10

ARTICLE IV PARTICIPANTS, PARTICIPATING INTERESTS AND CONTRIBUTIONS 11

4.1 Participants and Participating Interests 11

4.2 Bonz Capital Contributions – Earn-in Period 12

4.3 Additional Capital Contributions – Joint Funding 12

4.4 Dilution 13

4.5 Conversion Below 10% Participating Interest 13

4.6 Return of Capital 14

4.7 No Interest on Capital Contributions 14

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS 14

5.1 Allocations 14

5.2 Distributions of Available Cash 14

5.3 In Kind Distributions 14

5.4 Failure of a Participant to Take In Kind Distributions 15

5.5 Minimum Tax Distributions 15

ARTICLE VI RELATIONSHIP OF PARTICIPANTS/TAX MATTERS 15

6.1 Limitation on Authority of Participants 15

6.2 No State Law Partnership 16

6.3 Tax Partnership 16

6.5 State Income Tax 16

6.6 Tax Returns 16

6.7 Waiver of Rights to Partition or Other Division of Assets 16

6.8 Bankruptcy of a Participant 16

6.9 Implied Covenants 16

6.10 No Certificates 17

6.11 Limitation of Liability 17

6.12 Indemnification 17

6.13 No Third Party Rights 17

ARTICLE VII MANAGEMENT AND OPERATING COMMITTEE 17

7.1 Management 18

7.2 Decisions and Deadlock 18

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7.3 Meetings 19

7.4 Action Without Meeting 20

ARTICLE VIII MANAGER 20

8.1 Manager 21

8.2 Manager’s Resignation; Deemed Offer to Resign 21

8.3 Rights and Duties of Manager 22

8.4 Maintenance of Mining Rights and the Subject Interests 25

8.5 Accounting and Financial Records 25

8.6 Reports 25

8.7 Standard of Care 26

8.8 Failure of Operating Committee to Approve 26

ARTICLE IX PROGRAMS AND BUDGETS 26

9.1 Operations Pursuant to Programs and Budgets 26

9.2 Presentation and Approval of Programs and Budgets 26

9.3 Election to Participate/Dilution 27

9.4 Budget Overruns 27

9.5 Emergency Expenditures 27

ARTICLE X - ACCOUNTS AND SETTLEMENTS 28

10.1 Periodic Statements 28

10.2 Cash Calls/Working Capital 28

10.3 Inspection by Participants 28

10.4 Audits 28

ARTICLE XI - DEFAULT AND REMEDIES 29

11.1 Events of Default 29

11.2 Notice of Default/Opportunity to Cure 29

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11.4 Grant of Security Interest 30

11.5 Remedies Not Exclusive 31

11.6 Subordination of Interests 31

ARTICLE XII – DISSOLUTION 31

12.1 Dissolution 31

12.2 Disposition of Venture Assets on Dissolution 32

12.3 Filing of Statement of Dissolution 32

12.4 Right to Data After Dissolution 32

12.5 Continuing Authority 32

ARTICLE XIII – WITHDRAWAL AND RESIGNATION 32

13.1 Withdrawal by Bonz Prior to Commencement of Commercial Production 32

13.2 Withdrawal/Resignation After Commencement of Commercial Production 33

ARTICLE XIV – TRANSFER OF INTERESTS 34

14.1 General 34

14.2 Limitations on Free Transferability 34

14.3 First Right to Purchase 36

14.4 Exceptions to First Right 37

14.5 Commitment by Transferee 38

ARTICLE XV - AREA OF INTEREST 38

15.1 General 38

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15.2 Notice to Company 39

15.3 Option Exercised 39

15.4 Option Not Exercised 39

ARTICLE XVI – ABANDONMENT, SURRENDER AND SALE OF PROPERTIES 39

16.1 Surrender or Abandonment of Subject Interests 39

16.2 Sale of Subject Interests 40

16.3 Reacquisition 40

ARTICLE XVII - GENERAL PROVISIONS 40

17.1 Notices 40

17.2 Waiver/Enforceability 41

17.3 Modification 41

17.4 Force Majeure 41

17.5 Time of the Essence 42

17.6 Confidentiality and Public Announcements 42

17.7 Entire Agreement, Successors and Assigns 43

17.8 Headings; References 43

17.9 Further Assurances 43

17.10 Representations and Warranties 43

17.11 Representations Respecting the Claims 44

17.12 Title to the Venture Assets 45

17.13 Governing Law 45

17.14 Dispute Resolution and Arbitration 45

17.15 Rule Against Perpetuities 46

17.16 Counterparts 46

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Index of Defined Terms

Term Preamble/Definitions/Section

Accounting Procedures Definitions

Additional Capital Contributions Definitions

Additional Interest §3.2(d)

Agreement Preamble

Affiliate Definitions

Applicable Law Definitions

Approved Budget §9.1

Area of Interest Definitions

Available Cash §5.2

Bankable Feasibility Study Definitions

Bonz Preamble

Bonz Contributions Definitions

Business Account Definitions

Business Day Definitions

Business Opportunity §2.3

Capital Account Definitions

Capital Contribution Definitions

Code Definitions

Colorado Act Definitions

Company Recitals

Commence or Commencement of

of Commercial Production Definitions

Confidential Information Definitions

Data Definitions

Decision to Mine Definitions

Defaulting Participant §11.1

Development Definitions

Diluting Participant §4.5

Dollar or $ Definitions

Earn-in Expenditures §4.2(d)

Earn-in Period §4.2

Effective Date Preamble

Environmental Compliance Definitions

Environmental Laws Definitions

Event of Default §11.1

Exploration Definitions

Force Majeure §17.4

Gold and Associated Metals Definitions

In Kind Distribution §5.3

Joint Venture or Venture Definitions

JV Area §§4.2(e) and 15.5

Losses Definitions

Manager Definitions

Mine Definitions

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Minimum Tax Distribution §5.5

Mining Definitions

Mining Rights Definitions

OG Preamble

OG Contributions Definitions

Non-Defaulting Participant §11.1

Non-Diluting Participant §4.5

NSR or Net Smelter Royalty § 4.6 and Exhibit D

One-Time Payment §3.2

Operating Committee §7.1

Option Agreement Recitals

Participant Definitions

Participating Interest Definitions

Payment Defaults §11.1

Permitted Encumbrances Definitions

Person Definitions

Pre-Feasibility Study Definitions

Preliminary Study Process Definitions

Prime Rate Definitions

Products Definitions

Program and Budget Definitions

Project Definitions

Scoping Study Definitions

Tenements Definitions

Transfer Definitions

Venture Assets Definitions

Venture Costs Definitions

Venture Operations Definitions

Venture Term §3.2

Venture Year Definitions

Index of Schedules, Appendices and Exhibits

Schedule 7.1 Representatives to Operating Committee

Appendix I Articles of Organization

Appendix II Participants and Participants’ Addresses

Appendix III Participating Interests and Capital Contributions

Exhibit A-1 Claims

Exhibit A-2 Area of Interest

Exhibit A-3 Permitted Encumbrances

Exhibit B Accounting Procedure

Exhibit C Tax Matters

Exhibit D NSR Calculation

Exhibit E Insurance

Exhibit F Initial Program and Budget

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT

for

Red Mountain Resources LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) is made and entered into this __ day of ______ 2011 and effective as of ________ __, 2011 (the "Effective Date") by and between [Osiris Gold, Inc.], a Colorado corporation] (“Osiris”), Sial Exploration, Inc., a Colorado corporation (“Sial” and together with Osiris, “OG”), and Bonanza, Goldfields Corp. a Nevada corporation ("Bonz").

RECITALS

A. OG and Bonz are parties to that certain Letter Agreement – Option and Joint Venture Agreement, dated ______ __, 2011 (the “Option Agreement”).

B. OG and Bonz have organized Red Mountain Resources LLC (the “Company”) as a limited liability company under the laws of the State of Colorado to carry out the joint venture established pursuant to the Option Agreement. This Operating Agreement, together with the Appendices, Schedules, Exhibits and other agreements and documents provided for herein, shall serve as the definitive agreement to be entered into upon exercise of the option under the Option Agreement and as the Company’s limited liability company operating agreement under the Colorado Act.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

DEFINITIONS AND APPENDICES

I. Definitions. Unless a contrary meaning is indicated, terms used in the preamble and in the body of this Agreement shall have the meanings set forth therein. Certain additional terms used in the body of this Agreement are defined as follows:

“Accounting Procedure” means the procedures set forth in Exhibit "B".

“Additional Capital Contributions” means Capital Contributions made by the Participants under Section 4.4 of this Agreement.

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“Affiliate” means, as to the party specified, any Person controlling, controlled by or under common control with such specified party. Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable federal, state, provincial, territorial, and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental or non-governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, and including the rules and regulations of the _______________ Stock Exchange or any other exchange on which securities of a Participant or any of its Affiliates are traded.

“Area of Interest” means the area of land described in Exhibit A-2, as such area is modified or contracted to comprised the JV Area under Section 4.2(d) of this Agreement

“Bankable Feasibility Study” means a feasibility study that is of a standard suitable to be submitted to a bank or other financial institution as the basis for the lending of funds for the development and operation of the mine as contemplated in the study and which is capable of supporting a Decision to Mine.

“Bonz Contributions” means the Capital Contributions made and to be made by Bonz under Sections 4.2, 4.3 and 4.4(a)(i) of this Agreement.

“Business Account” means the account or accounts maintained by the Manager for the Company in accordance with the Accounting Procedure.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized in Colorado.

“Capital Account” means the Capital Account established and maintained for each of the Participants in accordance with Exhibit C to this Agreement.

“Capital Contributions” means the Bonz Contributions, the OG Contributions and all Additional Capital Contributions made by the Participants under the terms of this Agreement.

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“Claims” means the [patented] mining claims listed in Exhibit A-1

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Colorado Act” means the Colorado Limited Liability Company Act, as the same may be amended from time to time.

“Commence Commercial Production” and “Commencement of Commercial Production” means in respect of a Mine, the production and delivery of Gold and Associated Metals for marketing and sale on a commercial basis from such Mine, for at least thirty (30) continuous days and after satisfaction of all applicable completion tests imposed in connection with any project financing, provided however, that if a different period for the marketing and sale of production is provided under applicable completion tests imposed in connection with project financing, such different period will apply in lieu of such thirty (30) continuous day period.

“Confidential Information” means, without limitation, all proprietary information of the Company, including all Data, trade secrets, intellectual property and other information relating to the Company’s business and affairs, whether developed by the Company, the Participants or third parties, other than information which is already within the public domain independent of any breach of this Agreement by a Participant.

“Data” means all geologic, geophysical, and other technical information and data that pertain to the Subject Interests, including without limitation all existing data contributed by OG pursuant to this Agreement.

"Decision to Mine" means a decision by the Operating Committee to proceed to Development and Mining of a Project.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other facilities to be used for the mining, handling, transporting, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

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“Dollar” or “$” means currency denominated in United States dollars.

“Environmental Compliance” means actions required to be performed during or after Venture Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Subject Interests and other compliance with Environmental Laws.

“Environmental Laws" means Applicable Law aimed at reclamation or restoration of the Subject Interests; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits within the Area of Interest, including but not limited to activities carried out in connection with a Preliminary Study Process and any additional drilling required after a discovery of potentially commercial deposits, and nonmineral activities incidental to mineral exploration such as environmental, archeological and other surveys or audits and resulting remedial actions.

“Gold and Associated Metals” means gold, silver and associated metals, including compound gold containing copper and silver, which can be profitably processed in the form of concentrates, doré and other refined products.

“Joint Venture” or “Venture” means the joint venture established pursuant to the Option Agreement to be carried out by the Company in accordance with the terms of this Agreement.

“Loss” or “Losses” shall mean all claims, demands, damages, liabilities, judgments, losses and reasonable costs, expenses and attorneys’ fees.

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“Manager” means Osiris and any successor Manager pursuant to Article VIII of this Agreement.

“Mine” means a mine for the production of Gold and Associated Metals and any other mine developed in the Area of Participation under this Agreement.

“Mining” means the mining, extracting, producing, transporting and handling of Products and all work incidental thereto, including the milling, processing and beneficiation of Products performed in connection therewith.

“Mining Rights” means mining claims, minerals and mineral rights, and exploration and mining rights in whatever form, including without limitation leases, options, exploration rights and other rights to explore for and develop mineral deposits within the Area of Interest.

“OG Contributions” means the Capital Contributions made and to be made by OG under Sections 4.1 and 4.4 of this Agreement.

“Participant” means Bonz, Osiris and Sial, and any other Person who may from time to time own a Participating Interest under this Agreement.

“Participating Interest" means that percentage interest representing the membership interest of a Participant in the Company, as such interest may be adjusted from time to time under the terms of this Agreement.

“Permitted Encumbrances" means those liens, mortgages and other encumbrances, if any, and those royalty interests, payments and other burdens, if any, on production from the Subject Interests which are listed in Exhibit A-3.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or any other form of organization or other entity.

“Pre-Feasibility Study” means a study of the technical, commercial and economic viability of a Project which includes all available exploration, geological, metallurgical, engineering and other relevant data and capital and operating cost estimates and (if appropriate) marketing studies in sufficient detail to enable analysis of options for

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optimum development, mining and treatment to be identified in reasonable detail, including:

(a)                exploration results and estimates of Indicated Resources as defined in the Joint Ore Reserves Committee (“JORC”) Code for Reporting of Mineral Resources and Ore Reserves or such other internationally recognized standards for estimating and reporting mineral resources and ore reserves;

(b)               the proposed methods of development, mining and treatment, including the extraction, beneficiation and transportation of Products and the treatment and production of Products, including waste disposal;

(c)                an estimate of operating levels, environmental costs, shutdown and rehabilitation costs, including an estimate of required capital expenditure and operating costs;

(d)               an economic evaluation of the proposed development, mining and treatment and the marketing and sale of Bonz minerals including a comparative analysis of the effect of various assumptions, financing methods, operating costs and taxation; and

(e)                a schedule of relevant authorizations required to be obtained before mining may commence.

“Preliminary Study Process” means the process of diligently evaluating a mineral deposit with delineation drilling, a Scoping Study and a Pre-Feasibility Study.

“Prime Rate” means a rate per annum equal at all times to the per annum rate of interest used by the Manager’s primary bank as its reference rate of interest for U.S. dollar loans to its U.S. commercial customers.

“Products” means Gold and Associated Metals and any and all ores, minerals and mineral resources produced from the Subject Interests.

“Program and Budget” means a work program and budget for the six-month period ending December 31 and June 30 of each Venture Year, or such other specified period as may be determined by the Operating Committee, not to exceed twelve months, with a description in reasonable detail of proposed or approved Venture Operations, a detailed

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estimate of all expenditures (including all land or property holding costs) to be incurred, and a schedule of cash advances to be made by the Participants.

“Project” means a project for the Exploration, Development and Mining of a mineral deposit.

“Scoping Study” means a study that has the following objectives:

(a)                to identify a range of possible investment alternatives including a high-level technical and economic evaluation for each alternative that demonstrates its viability;

(b)               to conduct facilitated risk management assessments to identify any potential major risks for each alternative;

(c)                to demonstrate how the identified investment alternatives support the business strategy compared to other opportunities; and

(d)               to assess a range of high level Bonz mineral resource development options.

“Subject Interests” means all right, title and interest of the Participants, direct or indirect, in and to Mining Rights within the Area of Interest, including without limitation the Claims except that as to the Claims, such rights shall be limited to the surface and subsurface interests to a depth of 500 vertical feet below the level of the portal of the Genesee Tunnel as provided in Exhibit A-1 and Section 4.1.

“Transfer" means any sale, grant, assignment, transfer, encumbrance, pledge or other disposition of any rights or interests hereunder, including any farmout or other agreement to do any of the foregoing, and any merger, consolidation or other reorganization of a Participant unless the surviving entity in such reorganization is an Affiliate of such Participant.

“Venture Assets” means the Subject Interests, the Data and all other real and personal property, tangible and intangible, held by or for the benefit of the Participants hereunder, including any and all facilities existing in, on or under the lands covered by the Subject Interests.

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“Venture Costs” means all costs associated with Venture Operations, including without limitation costs of Exploration, costs associated with the acquisition of Mining Rights within the Area of Interest, Mining and Development costs and all other costs incurred under this Agreement and as provided in the Accounting Procedure, including the allowance for overhead.

“Venture Operations” means all operations relating to Exploration, Development and Mining and all other operations and acts carried out under this Agreement.

“Venture Year” means each twelve (12) month period commencing January 1 and ending December 31 of each year during the Venture Term except that the initial Venture Year shall commence on the Effective Date and end on December 31, 2010, and the Venture Year in which the Company terminates shall end on the date of such termination.

II. Appendices. The Appendices and Exhibits described in the Index of Appendices and Exhibits are incorporated herein by this reference.

ARTICLE I

NAME, AGENT AND OFFICE

1.1 Name. The Name of the Company is “Red Mountain Resources LLC.”

1.2 Registered Agent and Office. The registered agent for service of process on the Company shall be John F. Meck whose address is c/o Welborn Sullivan Meck & Tooley, P.C., 821 17th Street, Suite 500, Denver, CO 80202, and the registered office of the Company in the State of Colorado shall be established and maintained at the same address as the Company’s registered agent in Colorado.

1.3 Principal Place of Business. The principal place of business of the Company shall be c/o Osiris Gold, Inc., 4155 E. Jewell Avenue, Suite 1007, Denver, Colorado 80222, USA, or such other place or places as the Operating Committee may from time to time determine.

1.4 Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified in the State of Minnesota and in other jurisdictions in which the Company transacts business, and, if necessary or desired, under assumed or fictitious name statutes or similar laws.

ARTICLE II

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PURPOSES AND BUSINESS OPPORTUNITIES

2.1 Purposes. The Company has been organized to carry out the Joint Venture and in connection therewith to explore for and evaluate the Subject Interests with respect to Gold and Associated Metals, silver and other mineral deposits, and to develop and mine one or more such deposits, either directly or through its participation in joint ventures with one or more third parties. To accomplish such purposes, the scope of the Company’s activities shall include but not be limited to the following:

(a) To acquire Mining Rights within the Area of Interest subject to and in accordance with the terms and conditions of this Agreement;

(b) To acquire, develop and evaluate Data and other geologic information pertaining to the Subject Interests and the Area of Interest;

(c) To undertake Exploration of the Subject Interests, to perform Preliminary Study Processes and evaluate the results thereof, and, if justified based on the results thereof, to undertake Bankable Feasibility Studies with respect to one or more Projects and to engage in Development and Mining activities with respect to such Projects;

(d) To engage in marketing Products;

(e) To undertake and satisfy Environmental Compliance obligations and other obligations or responsibilities arising under Applicable Law, including obligations reasonably expected to arise or continue after Venture Operations may have ceased whether in connection with the closing of a mine or otherwise;

(f) To engage in financing activities for purposes of raising working capital for Venture Operations undertaken in accordance with the terms of this Agreement; and

(g) To perform any and all other operations or activities necessary, appropriate, or incidental to any of the foregoing.

2.2 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant has the right to engage in and receive full benefits from any independent business activities or operations, whether competitive with the Company or not, without obligation to the other Participant or the Company. The doctrines of “corporate opportunity” and “business opportunity” shall not apply to the Company or to any other activity or operation of

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any Participant except in relation to the Area of Interest established pursuant to Article XV of this Agreement. Subject to Section 13.2, no Participant shall have any obligation to the Company or any other Participant with respect to any opportunity to acquire any property outside the Area of Interest. Except as may otherwise be agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat Products in any facility owned or controlled by such Participant unless such facility was acquired or constructed under this Agreement.

ARTICLE III

FORMATION AND DURATION

3.1 Formation. Articles of Organization were filed with the Colorado Secretary of State on _______ __, 2011. A copy of the Articles of Organization is attached to this Agreement as Appendix I. Effective as of the Effective Date, this Agreement shall be a binding contract among the Participants enforceable in accordance with its terms upon execution by all Participants. This Agreement is subject to and governed by the Articles of Organization and the mandatory provisions of the Colorado Act, provided that the provisions of this Agreement shall control over the Colorado Act in all respects other than such mandatory provisions.

3.2 Participating Interest of Bonz. In accordance with clauses (a) through (b) of this Section 3.2 and subject to the terms of this Agreement, Bonz has the right to earn up to a 49% Participating Interest in the Company.

(a) By exercising the option under the Option Agreement and having made the initial Bonz Capital Contribution, Bonz has earned a 10% Participating Interest in the Company.

(b) By sole funding all Venture Costs during the Earn-in Period (defined in Section 4.2, below) and prior to the Commencement of Commercial Production in accordance with Section 4.2 of this Agreement, Bonz has the right to earn an additional 39% Participating Interest in the Company and thereby increase its Participating Interest to 49%.

Bonz may, at its election, withdraw from the Company and terminate its obligations under this Agreement and the Joint Venture as provided in Section 13.1, below.

3.3 Duration. Subject to its earlier termination in accordance with the terms hereof, this Agreement shall be effective for a term (the “Venture Term”) commencing as of the

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Effective Date and continuing for a period of twenty-five (25) Venture Years and so long thereafter as the Subject Interests can be economically explored, developed and exploited for the purposes set forth herein, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted, and any other obligations or responsibilities arising under Applicable Law have been satisfied.

ARTICLE IV

PARTICIPANTS, PARTICIPATING INTERESTS AND CONTRIBUTIONS

4.1 Participants and Participating Interests. The Company shall have one or more members (designated herein as “Participants”) with membership interests (designated herein as “Participating Interests”). The names and addresses for each Participant are set forth in Appendix II attached hereto.

OG has contributed the Claims and the Data (each as defined herein) as its initial OG Contribution. As reflected in Appendix III, the agreed value of the initial OG Contribution is [$________________]. By making the Option Payments provided for in the Option Agreement, Bonz has earned a 10% Participating Interest in the Company and accordingly, the initial Participating Interests of the Parties are as follows:

Participant	Participating Interest
Bonz	10%
OG	90%

Subject to the terms of this Agreement, Bonz has agreed to bear all Venture Costs during the Earn-in Period and until Commencement of Commercial Production is achieved as Bonz Capital Contributions, and thereby increase its interest in the Company to a 49% Participating Interest. The Participants’ Capital Contributions together with their respective Participating Interest percentages, as they may exist from time to time, shall be set forth in Appendix III. The Manager shall, from time to time, notify the Participants of changes to Appendices II and III regarding the Participants and their respective Capital Contributions and Participating Interest percentages, including as a result of (i) Bonz Capital Contributions under Sections 4.2 and 4.3, (ii) dilution under Section 4.4, (iii) the conversion of a Participating Interest to a NSR royalty

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under Section 4.5, (iv) the exercise of Non-Defaulting Participant’s remedies under Article XI, (v) the admission of any new or additional Participant, and (vi) a Transfer of all or a portion of any Participating Interest, in each case subject to and in accordance with this Agreement, provided however, that such changes shall take effect whether any such notice is given or not.

4.2 Bonz Capital Contributions – Earn-in Period. Bonz may earn its additional 39% Participating Interest in the Company and the Joint Venture by sole funding 100% of the Venture Costs (“Earn-in Expenditures”) within the Area of Interest to develop a Mine and Commence Commercial Production (the “Earn-in Period”), with the following work to be carried out as a condition to maintaining its right to earn such additional 39% Participating Interest:

(a) During calendar year 2011, Bonz will [____________________].

(b) During calendar year 2012, Bonz will [____________________].

(c) During the Earn-in Period, the Company will maintain the Claims and other Mining Rights included in the Subject Interests.

(d) Prior to the Commencement of Commercial Production, the Company shall define the specific land area (the “JV Area”) that will comprise the Area of Interest subject to the Joint Venture after completion of the Earn-in Period. Once the JV Area has been so defined, Mining Rights within the Area of Interest but wholly outside the JV Area shall no longer be subject to the Joint Venture and the Company shall either surrender such Mining Rights or transfer same to OG in accordance with Article XVI.

Upon the Commencement of Commercial Production and subject to Bonz having paid all of its obligation in respect of the Earn-in Expenditures and otherwise complying with the provisions of this Section 4.2, the Participating Interests in the Company and the Joint Venture shall be as set forth in the following table:

Participant	Participating Interest
Bonz	49%
OG	51%

4.3 Additional Capital Contributions – Joint Funding. Upon completion of the Earn-in Period under Section 4.3 above and the Commencement of Commercial Production, Bonz and

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OG each agree to bear their respective Participating Interest share of all Venture Costs as additional Capital Contributions (“Additional Capital Contributions”) in accordance with the terms of this Agreement, including Section 4.4 and Articles IX, X and XI.

4.4 Dilution. To the extent that a Participant (the "Diluting Participant") elects to fund less than its Participating Interest share of an Approved Budget under Article IX, and one or more of the other Participants (the “Non-Diluting Participants”) makes Additional Capital Contributions to fund the shortfall in the Diluting Participant’s share of Additional Capital Contributions for such Approved Budget, then the provisions of Section 9.3 of this Agreement shall apply and the Participating Interest of the Diluting Participant shall be adjusted in accordance with the following formula:

P = (A + B) x 100

(C + D)

where “P” is the Diluting Participant’s adjusted Participating Interest;

“A” is the aggregate amount of the Diluting Participant’s Capital Contributions made under this Agreement;

“B” is the amount, if any, that the Diluting Participant elects to contribute to the Approved Budget;

“C” is the aggregate amount of all Participants’ Capital Contributions made under this Agreement; and

“D” is the aggregate amount that all Participants elect to contribute to the Approved Budget.

The Participating Interest of the Non-Diluting Participant shall be increased by the amount of the reduction in the Participating Interest of the Diluting Participant. In the event a Participant elects to fund all or part of its Participating Interest share of an Approved Budget for a Project and subsequently defaults with respect to such funding obligation, then, in addition to being subject to the foregoing dilution provisions and Section 9.3, the Non-Defaulting Participant shall have the rights and remedies under Article XI.

4.5 Conversion Below 10% Participating Interest. If at any time a Participant’s Participating Interest is reduced below ten percent (10%), whether as a consequence of dilution

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or otherwise, such Participant’s Participating Interest shall automatically be converted to a net smelter royalty (“NSR”) of two percent (2%) calculated and paid in accordance with Exhibit D.

4.6 Return of Capital. Except as provided in this Agreement, no Participant shall have the right to demand or receive the return of all or any part of its Capital Account or its Capital Contributions.

4.7 No Interest on Capital Contributions. No Participant shall be paid interest on any of its Capital Contributions or on its Capital Account.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations. Effective as of the Effective Date, the Participants shall share in the Company’s profits and losses, gains, deductions, credits and income in accordance with the provisions of Exhibit C to this Agreement.

5.2 Distributions of Available Cash. The Company may make distributions of Available Cash to the Participants in such amounts and at such times as the Operating Committee shall determine in its sole discretion. Subject to Section 5.5 and Articles IX, X and XI, each Participant shall share in any distribution based on such Participant’s Participating Interest percentage. For purposes hereof, “Available Cash” means, as of any date of determination, all cash and cash equivalents of the Company on hand on such date less the portion thereof used to pay or establish working capital reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies now or in the future applying to the Company’s property or assets, all as determined reasonably and in good faith by the Operating Committee.

5.3 In Kind Distributions. At the discretion of the Manager, each Participant shall be distributed and take in kind or separately dispose of its share of all Products in accordance with such Participant’s Participating Interest (an “In Kind Distribution”). An In Kind Distribution of Product shall be deemed to have been sold at its fair market value as of the date such Distribution is approved. In that event, any gain or loss on such deemed sale shall be allocated to the Participant receiving the In Kind Distribution and credited or charged to its Capital Account as provided in Exhibit C to this Agreement. Any extra expenditure incurred by the Company in

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connection with an In Kind Distribution of Products shall be reimbursed to the Company by the Participant receiving such Distribution. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective share of Products will be available for distribution.

5.4 Failure of a Participant to Take In Kind Distributions. If a Participant fails to take In Kind Distributions of Products to be made pursuant to Section 5.3, the Manager shall have the right, but not the obligation, to purchase the Participant’s share of such Products for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of Products, the Participant may elect by not less than ten (10) days advance notice to the Manager to commence taking In Kind Distributions of its share of Products pursuant to Section 5.3. The Manager shall be entitled to deduct from the proceeds of sale by it for the account of a Participant the reasonable costs and expenses incurred in such sale, including a marketing fee comparable to charges and fees that would be incurred for an unaffiliated third party to provide such marketing services.

5.5 Minimum Tax Distributions. The Company shall make distributions (“Minimum Tax Distributions”) from Available Cash to each Participant in an amount equal to such Participant’s aggregate tax liability for (i) federal income tax, (ii) state income taxes, and (iii) other applicable taxes imposed on such Participant and attributable to its Participating Interest in the Company. Unless otherwise determined by the Operating Committee, each Participant’s aggregate tax liability for federal and state income taxes shall be computed using the maximum combined marginal tax rate applicable to corporations in Colorado for such fiscal year.

ARTICLE VI

RELATIONSHIP OF PARTICIPANTS/TAX MATTERS

6.1 Limitation on Authority of Participants. No Participant is an agent of the Company solely by virtue of being a Participant, and no Participant has authority to act for the Company solely by virtue of being a Participant. This Section 6.1 supersedes any authority granted to the Participants pursuant to the Colorado Act. Any Participant that takes any action or binds the Company in violation of this Section 6.1 shall be solely responsible for all Losses incurred by the Company as a result of such unauthorized action and shall indemnify and hold

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the Company and the other Participant(s) harmless against any and all Losses with respect thereto.

6.2 No State Law Partnership. Nothing contained in this Agreement shall be deemed to constitute a Participant the partner of any other Participant or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes).

6.3 Tax Partnership. The terms and conditions of Exhibit C shall govern the relationship of the Participants and the Company with respect to tax matters and the other matters addressed therein.

6.4 Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes, and no Participant shall take any action to alter such treatment.

6.5 State Income Tax. To the extent permissible under Applicable Law, the relationship of the Participants shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

6.6 Tax Returns. All tax returns or other required tax forms shall be filed in accordance with Exhibit C and as approved by the Operating Committee.

6.7 Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Applicable Law.

6.8 Bankruptcy of a Participant. Upon the bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of a Participant, its successor shall have only the rights, powers and privileges of a transferee enumerated in and subject to compliance with the requirements of Article XV of this Agreement.

6.9 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing. No Manager shall have any fiduciary or other duties to the Company except as specifically provided in this Agreement, and the duties and liabilities of the Manager and the Participants existing at law or in equity are hereby restricted and limited to those duties and liabilities that are specifically set forth in this Agreement.

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6.10 No Certificates. The Company shall not issue certificates representing Participating Interests in the Company.

6.11 Limitation of Liability. Except as provided in this Agreement, the Participants shall not be required to make any contribution to the capital of the Company, nor shall the Participants in their capacity as Participants or as a Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The Participants shall be under no obligation to restore a deficit Capital Account upon dissolution of the Company.

6.12 Indemnification. The Company shall indemnify and hold harmless each Participant and the Manager, and their respective directors, officers, employees, agents, managers and owners from and against any and all Losses arising from or in connection with Venture Operations, the Company or a Participant’s Participating Interest therein. In addition, the Company may and shall have the power to indemnify and hold harmless any other Person from and against Losses arising from or in connection with Venture Operations, the Company or a Participant’s Participating Interest therein. Any such indemnification shall be provided only out of and to the extent of the net assets of the Company and no Participant shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing, any such indemnity shall only be with respect to Losses to the extent not covered or compensated for by insurance.

6.13 No Third Party Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other Person or in any governmental organization or agency. No such Person, organization or agency shall have any right to enforce (a) any representation or warranty of a Participant under this Agreement, or (b) any obligation of a Participant to make Capital Contributions or to reimburse or indemnify any other Participant under this Agreement, it being expressly agreed that the representations and warranties, and the contribution, reimbursement and indemnification rights and obligations set forth in this Agreement are solely for the benefit of and enforceable by the Participants.

ARTICLE VII

MANAGEMENT AND OPERATING COMMITTEE

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7.1 Management. The Company shall be directed, managed and controlled by an Operating Committee (the “Operating Committee”) exercising ordinary business judgment. In so doing, the Operating Committee shall establish general policies and programs, including Programs and Budgets, to carry out the purposes of the Company and shall supervise the conduct of the Company’s day-to-day business by the Manager. The Operating Committee shall be comprised of two (2) representatives designated by OG and one (1) representative designated by Bonz. The names of the initial representatives of the Participants are set forth on Schedule 7.1, and each Participant undertakes to notify all other Participants if the name(s) of its representative(s) change, provided that a Participant’s failure to do so shall not affect the validity of such change or otherwise affect the Participant or its rights under this Agreement. If a vacancy on the Operating Committee exists, the Participant whose representative caused such vacancy to exist may designate a new representative to fill such vacancy. Subject to the provisions of this Agreement, the Operating Committee shall have full and complete authority, power and discretion to make any and all decisions and to take any and all action deemed necessary or appropriate for the management and conduct of the Company and its business.

Each Participant may appoint one (1) or more alternates to act in the absence of any of its representatives. Any alternate so appointed shall be authorized to represent such Participant’s representative(s) in the absence of any one or more representatives (or alternate representatives) so designated. Appointments shall be made or changed by notice to the other Participants.

7.2 Decisions and Deadlock. Each Participant shall have a vote on the Operating Committee equal to its Participating Interest. Decisions of the Operating Committee shall be by majority vote of the Participants’ Participating Interests, provided that (i) a Participant’s voting rights shall be suspended during any period in which such Participant is in default as provided in Article XI of this Agreement, and (ii) the following decisions shall require unanimous approval of the Participants:

(a) Any amendment to the Articles of Organization;

(b) Any amendment to this Agreement (except changes authorized under Article IV with regard to the Appendices);

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(c) [Any decision to dispose of all or substantially all of the Subject Interests, whether by sale, assignment, farmout or other transfer, or to allow all or substantially all of the Subject Interests to expire or terminate]; and

(d) Any decision to liquidate or dissolve the Venture.

With respect to clause (c) above, the unanimous approval of the Participants shall not be required with respect to a decision to dispose of or allow and of the Subject Interests to expire or terminate if such Subject Interests are first offered to the objecting Participant in accordance with the provisions of Section 16.1.

If the Participants, acting through the Operating Committee, are deadlocked with regard to any matter (other than a matter that requires unanimous approval), then the vote of the Participant acting as Manager shall control.

7.3 Meetings. No meetings of the Participants shall be required or held and any action required to be taken by the Participants shall be taken by the Operating Committee. Meetings of the Operating Committee shall be held at least quarterly at a mutually agreed time and place or, absent such mutual agreement, as specified in the notice of meeting. The Manager or any Participant holding a Participating Interest of 10% or more may call a meeting upon not less than ten (10) days’ notice to all Participants. In case of emergency, reasonable notice of a meeting shall suffice. The following rules shall apply to all meetings of the Operating Committee:

(a) A quorum for any meeting shall consist of representatives of one (1) or more Participants owning twenty percent (20%) or more of the total Participating Interests. In the event there is no quorum at a scheduled meeting, the meeting shall be rescheduled for one (1) week later at the same time and place, and there shall be a quorum at such rescheduled meeting if the Participant representing the Manager is present at such rescheduled meeting.

(b) Each meeting notice shall include an itemized agenda prepared by the Manager, but any matter may be considered if a Participant adds such matter to the agenda by notice to each other Participant at least three (3) days before the meeting. Each notice shall include a copy of any document as to which action is to be taken. Supplemental

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information pertaining to matters to be considered at any meeting may be requested by any Participant, provided such request is timely and reasonable. Notice may be waived by the written consent of a Participant or by a Participant’ attendance at the meeting.

(c) The Manager shall prepare minutes of all meetings and shall distribute copies thereof to all Participants within thirty (30) days after the meeting. Each Participant shall return to the Manager signed minutes or specific objections within thirty (30) days of receipt. If the Manager does not receive signed minutes or objections from a Participant within such period, approval of such Participant shall be deemed to have been given. If an objection to the minutes is received and not resolved to the reasonable satisfaction of the objecting Participant, the minutes in dispute shall again be considered and final minutes shall be agreed upon at the next regularly scheduled meeting of the Operating Committee. The minutes, when signed or deemed approved by all Participants, shall be the official record of the decisions made by the Operating Committee and shall be binding on the Manager and all Participants.

(d) Consultants or advisors may attend the meetings by invitation of any Participant.

(e) Prior to the Commencement of Commercial Production, the reasonable costs for representatives and other personnel attending Operating Committee meetings, including but not limited to transportation costs, shall not be charged to the Business Account without the approval of the Manager. After the Commencement of Commercial Production, such costs shall be charged to the Business Account.

7.4 Action Without Meeting. In lieu of meetings in person, the Operating Committee may hold telephone, electronic or video conferences, provided that each meeting participant can hear and be heard by all other meeting participants, provided further that all decisions made in any such conference shall be promptly confirmed in writing by the representatives of the Participants. In the discretion of the Manager, any meeting called pursuant to Section 7.3 shall be held in accordance with the provisions of the preceding sentence. In addition, any action that may be taken at a meeting of the Operating Committee may be taken without a meeting by unanimous written consent signed by all the representatives of the Participants.

ARTICLE VIII

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MANAGER

8.1 Manager. The Manager shall have overall management responsibility for day-to-day Venture Operations in accordance with the terms of this Agreement and subject to the direction of the Operating Committee. The Participants hereby appoint Osiris as Manager to serve until it resigns or is deemed to resign as provided herein.

8.2 Manager’s Resignation; Deemed Offer to Resign. The Manager may resign upon not less than sixty (60) days’ prior notice to the other Participant(s). If any of the events described in the following Subsections (a) - (e) shall occur, the Manager shall be deemed to have resigned upon the occurrence of such event. In the event the Manager resigns or is deemed to have resigned, a successor Manager shall be appointed at a subsequently called meeting of the Operating Committee by vote of the Participant(s) other than the Participant who resigned or is deemed to have resigned. The successor Manager so appointed may be the other Participant or a third party.

(a) At any time after the Commencement of Commercial Production, the aggregate Participating Interest of the Manager and its Affiliates is less than [30%];

(b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from any other Participant demanding performance;

(c) A receiver, liquidator, assignee, custodian, trustee, or similar official for a substantial part of the Manager's assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(d) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

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(e) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

8.3 Rights and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following rights and duties, which shall be discharged in accordance with Approved Budgets:

(a) The Manager shall manage, direct and control Venture Operations, and shall prepare and present proposed Programs and Budgets in accordance with Article IX.

(b) In the sole discretion of the Manager, Participants may be afforded an opportunity to bid on all work undertaken in connection with the Exploration, evaluation and Development of the Subject Interests on the same terms as afforded to third Parties. Nothing herein shall obligate the Manager to accept such Participant's bid, whether it is the low bid or not, nor shall such Participant have any right or preference with respect to any such work. The provisions of this clause (b) shall also apply to Affiliates of the Participants.

(c) The Manager shall have the right to delegate and cause its responsibilities hereunder to be carried out through agents or independent contractors, including Affiliates of the Participants.

(d) During the Venture Term, the Manager will prepare and distribute to the Parties technical reports including expenditures for Venture Operations and progress under each Approved Budget, such reports to be provided quarterly within 3 weeks of the end of each quarter.

(e) The Manager shall implement the decisions of the Operating Committee, shall make all expenditures necessary to carry out Approved Budgets, and shall promptly advise the Operating Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

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(f) The Manager shall make reasonable efforts to (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Venture Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Venture Assets free and clear of all liens, claims and encumbrances, except for Permitted Encumbrances, those encumbrances existing at the time of, or created concurrent with, the acquisition of such Assets, mechanic's or materialmen's liens (which shall be released or discharged in a diligent manner), and liens and encumbrances unanimously approved by the Operating Committee.

(g) The Manager shall conduct such title examinations and cure such title defects as the Manager considers reasonable.

(h) The Manager shall (i) make all purchase and other payments which may become payable with respect to the Subject Interests and other Venture Assets; (ii) pay all taxes, assessments and like charges on Venture Operations, Venture Assets and Products except taxes determined or measured by a Participant's sale revenue or net income, and (iii) do all other acts and things reasonably necessary to maintain the Company and the Venture Assets. The Manager shall have the right to contest, in court or otherwise, the validity or amount of any taxes, royalties, assessments or charges if the Manager deems same to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay same, but in no event shall the Manager permit or allow title to the Venture Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges.

(i) The Manager shall (i) apply for all necessary permits, licenses and approvals in the name of the Company; (ii) comply with Applicable Laws and regulations; (iii) promptly notify the Operating Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Venture Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of

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the Manager's good faith efforts to comply, and the Manager has cured or satisfied such violation through performance or payment of fines and penalties.

(j) The Manager shall prosecute and defend, but shall not initiate without the prior approval of the Operating Committee, all litigation or administrative proceedings arising out of Venture Operations on behalf of the Company. Each non-managing Participant shall have the right to participate, at its own expense, in such litigation or proceedings, and shall approve in advance any settlement involving payments, commitments or other obligations in excess of [US $100,000.]

(k) The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit E or as otherwise may be determined from time to time by the Operating Committee.

(l) The Manager shall prepare an Environmental Compliance plan for all Venture Operations consistent with the requirements of Applicable Law and contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any Applicable Law or contractual obligation. To the extent practical, the Environmental Compliance plan shall incorporate a plan for the reclamation of any of the Subject Interests disturbed by Venture Operations.

(m) The Manager may establish one or more separate interest bearing accounts in which funds for Environmental Compliance shall be maintained, which accounts may include money market investments and money market funds, and such other investments as may be approved by the Operating Committee. The Manager shall have complete access to such funds, provided however that said funds shall be used solely for Environmental Compliance, including insurance, bonds, or other security to satisfy laws regarding financial assurance for the reclamation or restoration of the Subject Interests, and for other Environmental Compliance requirements.

(n) With the prior approval of the Operating Committee, (i) the Manager may act as a marketing agent to market Products on behalf of the Company or on behalf of any Participant with respect to In Kind Distributions of Products, or (ii) the Manager may appoint a third party (including an Affiliate of a Participant) to market such Products. In

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either case, the Manager or such third party may charge a reasonable marketing fee consistent with industry practice and approved by the Operating Committee.

(o) The Manager shall undertake all other activities reasonably necessary to fulfill the duties required of it under this Agreement.

8.4 Maintenance of Mining Rights and the Subject Interests. The Manager shall be responsible for and shall make all payments and perform all acts necessary to maintain the Venture Assets, including the Claims and all Mining Rights comprising the Subject Interests, in good standing and free and clear of all liens, claims and encumbrances as required by Section 8.3(f), provided that Bonz furnishes the funds necessary for the Manager so to maintain the Venture Assets in accordance Bonz’s sole funding obligation during the Earn-in Period. The Manager shall have the right to cause or allow any of the Subject Interests to expire or terminate, provided that such action has been approved by the Operating Committee, if required by Section 7.2(c), and subject to compliance with Section 16.1 hereof.

8.5 Accounting and Financial Records. The Manager shall make all charges and credits to the Business Account and shall keep and maintain accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted accounting principles, and shall keep and maintain all other records required for Venture Operations.

8.6 Reports. The Manager shall keep the Operating Committee advised of all Venture Operations by submitting the following in writing to the Operating Committee: (a) progress reports which include statements of expenditures and comparisons of such expenditures to budget, such reports to be submitted monthly during Development and quarterly at all other times; (b) periodic summaries of Data acquired in Venture Operations; (c) copies of any other nonproprietary reports prepared by it in its position as Manager which concern Venture Operations; (d) a detailed final report within sixty (60) days after completion of each Approved Budget, which includes comparisons between actual and budgeted expenditures; and (e) such other reports as the Operating Committee or any Participant may reasonably request. The Manager shall provide the Operating Committee, at all reasonable times and upon the request of any Participant, copies of all Data, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical and financial records, and other information acquired in Venture Operations.

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8.7 Standard of Care. The Manager shall conduct all Venture Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Mining Rights and Applicable Law. The Manager shall not be liable to the Participants for any act or omission resulting in damage or loss to the Company or the Venture Assets, except to the extent caused by or attributable to its willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under this Article VIII if its failure to perform results from the failure of the other Participant to perform acts or to make Capital Contributions required by this Agreement.

8.8 Failure of Operating Committee to Approve. If the Operating Committee for any reason fails to approve a Program and Budget, the Manager, subject to the contrary direction of the Operating Committee and to the receipt of necessary funds, may continue Venture Operations, make commitments, incur liabilities and make disbursements at levels comparable with the last Approved Budget.

ARTICLE IX

PROGRAMS AND BUDGETS

9.1 Operations Pursuant to Programs and Budgets. Venture Operations shall be conducted, Venture Costs shall be incurred, and Venture Assets shall be acquired and disposed of, pursuant to Programs and Budgets approved by the Operating Committee (“Approved Budgets”). The initial Program and Budget with regard to Venture Operations for the period ending December 31, 2011 shall be attached hereto as Exhibit F.

9.2 Presentation and Approval of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a minimum period of twelve (12) months, and shall be submitted to the Operating Committee for review and consideration. At least thirty (30) days prior to expiration of each Approved Budget, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Operating Committee for its review and consideration. Each such proposed Program and Budget shall be reviewed and adopted upon a vote of the Operating Committee to the extent required under the terms of this Section 9.2. With respect to each proposed Work Program and Budget submitted to the

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Operating Committee after the Commencement of Commercial Production, each Participant shall within thirty (30) days after such submission submit to the Operating Committee:

(a) Notice that such Participant approves the proposed Program and Budget;

(b) Proposed modifications of the proposed Program and Budget; or

(c) Notice that the Participant rejects the proposed Program and Budget.

9.3 Election to Participate/Dilution. After the Commencement of Commercial Production, each Participant shall, within 30 days after the Operating Committee vote approving an Approved Budget, elect to contribute to such Approved Budget either

(a) in a lesser amount than its respective Participating Interest, or

(b) not at all,

provided that in each such case its Participating Interest shall be subject to dilution in accordance with Section 4.4 of this Agreement effective as of the date expenses under such Approved Budget are first incurred. The failure to make such an election within the required time period shall be deemed to be an election by the Participant to contribute to the Approved Budget in proportion to its Participating Interest share.

9.4 Budget Overruns. For Programs and Budgets adopted after the Carry Period, the Manager shall promptly notify the Operating Committee of any material overrun of an Approved Budget in order to obtain its approval of such cost overrun. The Manager shall not be liable for any budget overrun except to the extent caused by the willful misconduct or gross negligence of the Manager. Subject to the foregoing, any overrun shall be borne by the Participants in proportion to their respective Participating Interests as of the beginning of the period covered by the Approved Budget in question. For purposes hereof, a material overrun shall not be deemed to have occurred unless the overrun exceeds the Approved Budget by more than 10%, exclusive of costs and expenses that cannot be avoided by due care and diligence in carrying out Venture Operations.

9.5 Emergency Expenditures. The Manager may take any action it deems necessary in the event of an emergency or to protect life, limb or property, to protect the Company and the Venture Assets or to comply with Applicable Law. The Manager shall promptly notify the Participants of the emergency or unexpected expenditures and shall be reimbursed by the

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Participants for all resulting costs required to be borne by such Participants in accordance with the terms and conditions of this Agreement in proportion to their respective Participating Interests as of the beginning of the period covered by the applicable Approved Budget.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

10.1 Periodic Statements. The Manager shall submit to the Operating Committee, within thirty (30) days after the end of each month, monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month, provided however, that prior to the end of the Carry Period, such statements shall be submitted on a quarterly basis.

10.2 Cash Calls/Working Capital. The Manager shall submit to each Participant prior to the last day of each month, based on an Approved Budget, a billing for estimated cash requirements for Venture Operations for the next month and for maintenance of working capital as provided in this Section 10.2, provided that prior to the Commencement of Commercial Production, such billings for cash calls will only be made to Bonz. Within twenty (20) days after receipt of any such billing, each Participant responsible for its Participating Interest share of Venture Costs shall advance to the Manager, as Additional Capital Contributions, its proportionate share of the estimated amount for deposit in the Business Account (100% thereof to be Bonz’s share prior to the Commencement of Commercial Production). In the discretion of the Manager, the amount of any cash call may include an amount sufficient to maintain a cash balance approximately equal to the estimated rate of disbursement for up to forty-five (45) days as working capital.

10.3 Inspection by Participants. Upon reasonable notice to the Manager and during business hours, each Participant shall have the right to inspect the accounting and financial records of the Company at all reasonable times.

10.4 Audits. Unless otherwise unanimously agreed by the Participants, an annual audit of the accounting and financial records of the Company shall be conducted for each Venture Year. Audits shall be conducted by an independent firm of public accountants as chosen by the Operating Committee. Each Participant shall have the right, through its internal or independent

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external auditors, to an audit of such records at reasonable times, but no more frequently than annually, and at said Participant’s cost.

ARTICLE XI

DEFAULT AND REMEDIES

11.1 Events of Default. The following shall constitute events of default (each, an “Event of Default”):

(a) Failure of a Participant to pay its Participating Interest share of an Approved Budget in accordance with Article IX or to pay cash calls in accordance with Section 10.2 or to make other payments which the Participant has agreed to make or is otherwise required to incur in accordance with this Agreement (“Payment Defaults”);

(b) Any Transfer by a Participant of its Interest in contravention of the provisions of Article XIV of this Agreement; and

(c) Failure of a Participant to perform any other obligation imposed upon it by this Agreement.

Upon the occurrence of an Event of Default, the Participant concerned shall be deemed to be in default hereunder and shall be referred to as the “Defaulting Participant,” and the other Participants shall be referred to as the “Non-Defaulting Participants.”

11.2 Notice of Default/Opportunity to Cure. Any Non-Defaulting Participant shall have the right to give the Defaulting Participant a notice of default, which shall be in writing and shall set forth the nature of the default and the date by which such default must be cured, which date shall be at least thirty (30) days after receipt of the notice of default, except that any Payment Default shall be required to be cured within ten (10) days after receipt of such notice of default and shall be subject to Section 11.3 of this Agreement. If within the period specified in the notice of default, the Defaulting Participant cures such default, then the Defaulting Participant shall not lose its rights. Otherwise, at the expiration of such cure period, the Defaulting Participant shall cease to have the rights of a Participant under this Agreement, including voting rights, for so long as the default continues.

11.3 Payment Defaults/Advances/Remedies

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(a) With regard to a Payment Default by Bonz prior to the Commencement of Commercial Production that is not cured within the period provided therefor under Section 11.2, OG shall have the right to elect to terminate this Agreement in which case, Bonz shall be deemed to have withdrawn from the Venture and the provisions of Section 13.1 shall apply.

(b) With regard to a Payment Default that occurs after the Commencement of Commercial Production and that is not cured within the period provided therefor under Section 11.2, the Non-Defaulting Participant shall have the right, but not the obligation, to advance all or any portion of the amount in default on behalf of the Defaulting Participant and treat the same, together with any accrued interest, as a demand loan to the Defaulting Participant bearing interest from the date of the advance at an annual rate of three percent (3%) over the Prime Rate but not more than the maximum rate of interest permitted by Applicable Law. The failure to repay said loan upon demand shall be a default in respect of which the Non-Defaulting Participant may elect any applicable remedy under clause (c) of this Section 11.3, or under Section 11.4, or any other rights and remedies available to such Participant at law or in equity.

(c) The Participants acknowledge that, in the event of a Defaulting Participant’s Payment Default or a default in repaying a loan as required under clause (b) of this Section, it will be difficult to measure the damages resulting from such default. In the event of any such default, as reasonable liquidated damages, the Non-Defaulting Participant may, with respect to any such default not cured within 30 days after notice to the Defaulting Participant of such default, elect to enforce its rights under the lien and security interest granted pursuant to Section 11.4 of this Agreement

11.4 Grant of Security Interest. Each Participant grants to the other a lien and security interest in its Participating Interest, and any accessions thereto and any proceeds and products therefrom, to secure each and every obligation of such Participant hereunder. Each Participant hereby authorizes the other to file and record all financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions hereof. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the lien and security interest granted in this Section 11.4, notwithstanding any contrary provision in Article

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XIV, the acquiring Person shall, at the election of the Non-Defaulting Participant, automatically be admitted as a Participant in the Company without any further action of the Defaulting Participant; provided, that the Defaulting Participant shall take all action that the Non-Defaulting Participant may reasonably request to effectuate the admission of the transferee as a member of the Company.

11.5 Remedies Not Exclusive. Each and every right and remedy hereby specifically given to the Non-Defaulting Participant shall be in addition to every other power and remedy now or hereafter exercised at law or in equity (including the right to specific performance), and each and every power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient. All such powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder shall impair any such power or remedy or shall be construed to be a waiver of any default or an acquiescence therein.

11.6 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 11.4, and any other right or interest it holds with respect to the Company and the Venture Assets to any secured borrowings for Venture Operations approved by the Operating Committee, including secured borrowings relating to any project financing.

ARTICLE XII

DISSOLUTION

12.1 Dissolution. The Company is subject to dissolution as follows:

(a) Upon expiration of the Venture Term.

(b) By unanimous written agreement of all Participants.

(c) At the election of the sole remaining Participant, upon the resignation or withdrawal of Participants under Article XIII such that there remains only one Participant.

(d) As otherwise required by the Colorado Act.

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12.2 Disposition of Venture Assets on Dissolution. Promptly after dissolution under Section 12.1, the Manager shall take all action necessary to wind up the activities of the Company, in accordance with Exhibit C. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

12.3 Filing of Statement of Dissolution. Upon completion of the winding up of the affairs of the Company, the Manager shall promptly file a Statement of Dissolution with the Office of the Colorado Secretary of State. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected to wind up the affairs of the Company by a majority vote of the remaining Participants shall file such Certificate.

12.4 Right to Data After Dissolution. After dissolution of the Company pursuant to Subsections 12.1(a), (b) or (d), each Participant shall be entitled to make copies of all Data acquired hereunder before the effective date of termination not previously furnished to it.

12.5 Continuing Authority. Upon dissolution of the Company under Section 12.1, the Participant that was the Manager prior to such dissolution (or the other Participant in the event of a resignation by the Manager) shall have the power and authority to do all things on behalf of the Company and the Participants that are reasonably necessary or convenient to: (a) wind up Venture Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or resignation, if the transaction or obligation arises out of Venture Operations undertaken prior to such termination or resignation. The Manager (or such other Participant) shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Participants, encumber Venture Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION

13.1 Withdrawal by Bonz Prior to Commencement of Commercial Production. Bonz shall have the right, in its sole discretion, to withdraw from the Company and the Joint Venture

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and to terminate its obligations under this Agreement at any time prior to the Commencement of Commercial Production. If Bonz so elects to withdraw and terminate, it shall give OG written notice of its election, and such withdrawal and termination shall be effective as of the date specified in Bonz’s notice, provided however no such withdrawal and termination by Bonz shall be effective until the later of (a) complete implementation of the then current Approved Budget, and (b) sixty (60) days following the date of such notice, provided further that as a condition precedent to Bonz’s right to withdraw, Bonz shall first pay all costs and liabilities incurred to the extent of its obligation therefor under this Agreement, including Environmental Compliance obligations. Upon the effective date of Bonz’s withdrawal and termination, the Joint Venture shall be terminated and Bonz shall have no further rights or obligations with respect to the Company, the Joint Venture or the Venture Assets except that Bonz shall (a) at OG’s election, transfer to OG all of Bonz’s right, title and interest in and to its Participating Interest in the Company and the Venture Assets, including the Claims, and (b) pay all Joint Venture Costs that have been incurred under this Agreement prior to the effective date of such withdrawal and termination as a condition precedent to its withdrawal.

13.2 Withdrawal/Resignation After Commencement of Commercial Production. After the Commencement of Commercial Production, a Participant that is not in default of any of its obligations under this Agreement may withdraw and resign from the Company pursuant to written notice to the other Participant(s), provided however, that the effective date of any such withdrawal and resignation shall be the later of (a) complete implementation of the then current Approved Budget, and (b) sixty (60) days following the date of such notice, provided further that as a condition precedent to such right to withdraw and resign, the withdrawing Participant shall first pay all costs and liabilities incurred to the extent of its obligation therefor under this Agreement, including Environmental Compliance obligations. As of the effective date of any such withdrawal, the Participating Interest of the withdrawing Participant shall be deemed to have been surrendered to the Company, without cost and free and clear of all liens, claims and encumbrances arising by, through and under such withdrawing Participant except Permitted Encumbrances, and such Participating Interest shall be cancelled. A withdrawing Participant shall have no right to receive the fair value of its Participating Interest pursuant to the Colorado Act or otherwise. As of the effective date of such withdrawal and resignation, the withdrawing

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Participant shall have no further rights or obligations under this Agreement except such obligations as have accrued prior to such effective date.

ARTICLE XIV

TRANSFER OF INTERESTS

14.1 General. Subject to the limitations provided for in this Article XIV, a Participant shall have the right to Transfer to any third party all or any portion of its Participating Interest.

14.2 Limitations on Free Transferability. Prior to the Commencement of Commercial Production, neither Party shall assign its Participating Interest in the Company or the Joint Venture or its rights and obligations under this Agreement without the prior consent of the other, provided that a Party may so assign its Participating Interest and its rights and obligation to an Affiliate. In addition any Transfer under Section 14.1 shall be subject to the preemptive rights of the other Participant(s) under Section 14.3 and to the following terms and conditions:

(a) No Participant shall Transfer any beneficial interest in the Company or the Venture Assets (including without limitation any royalty, profits or other interest in Products).

(b) No Transfer permitted by this Article XIV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Venture Operations conducted prior to the effective date of such Transfer.

(c) No transferee of all or any part of a Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant(s) notice of the Transfer, and, except as otherwise provided herein, the transferee, as of the effective date of such Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant.

(d) Without the unanimous consent of all other Participants, no Participant shall make a Transfer that violates any Applicable Law, or that results in the cancellation of any permits, licenses, or other authorization.

(e) If any Transfer is made that causes termination of the tax partnership established under Section 6.2 of this Agreement, the Participant making such Transfer and its

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transferee shall, as a condition precedent to such Transfer, indemnify and hold the other Participant(s) harmless from and against any and all Losses arising in connection therewith, including without limitation any increase in taxes, interest and penalties or decrease in credits and deductions caused by such termination, together with any taxes on indemnification proceeds received by the indemnified Participant(s).

(f) If a Participant Transfers less than all of its Participating Interest, the Participant making such Transfer and its transferee shall, if so required by the Operating Committee and as a condition precedent for such Transfer to be effective:

(i) agree, as between themselves, that one of them is authorized to act as the sole agent on their behalf ("Agent") with respect to all matters pertaining to this Agreement and the Company; and

(ii) notify the other Participant(s) of the designation of the Agent, and in such notice warrant and represent to the other Participant(s) that:

(A)    the Agent has sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Company;

(B)    the other Participant(s) may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) to the transferring Participant and its transferee; and

(C)    all decisions of, notices and other communications from, and failures to respond by, the other Participant(s) to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice thereof to the other Participant(s).

(g) The transferring Participant and the transferee shall bear all tax consequences of the Transfer.

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(h) If the Transfer is the grant of a security interest or other encumbrance in or on any Participating Interest to secure a loan or other indebtedness of a Participant in a bona fide transaction, other than project financing unanimously approved by the Operating Committee, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant(s) hereunder. Such subordination agreement shall be in writing and executed by all secured parties, and shall contain such terms and conditions as are reasonably acceptable to such other Participant(s).

(i) If the Transfer pertains to a Participant’s Participating Interest in a segregated Project pursuant to Section 4.9 rather than in the Company as a whole, then in addition to the other restrictions on Transfer under this Article, the following shall be conditions precedent to such Transfer: (i) the non-transferring Participants and the proposed transferee shall have entered into separate Project documents with regard to each segregated Project that is the subject of the Transfer and (ii) such transfer shall comply with the provisions of the applicable Project documents.

14.3 First Right to Purchase. Except as otherwise provided below in Section 14.4 and Section 14.5, if a Participant desires to Transfer all or any portion of its Participating Interest after the Commencement of Commercial Production, the other Participant(s) shall have a first right to purchase such Participant’s Participating Interest as follows:

(a) The selling Participant shall promptly notify the other Participant(s) of its desire to Transfer. The Participants shall negotiate a mutually agreed upon price for the Participating Interest of the selling Participant, using the Prefeasibility Study (or Bankable Feasibility Study in the event a Bankable Feasibility Study has been completed) as a guideline to determine such price.

(b) If the sale price for such Transfer cannot be agreed to by the Participants within sixty (60) days of the selling Participant’s notification of its decision to sell, the selling Participant may Transfer such Participating Interest to a third party provided that the non-selling Participant shall have the right to match such third-party offer as follows:

(i) The selling Participant’s shall give written notice of such proposed third party Transfer which notice shall state the price and all other pertinent terms and

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conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for such Transfer.

(ii) The other Participant shall have thirty (30) days from the date such notice is delivered to notify the selling Participant whether, and to what extent, it elects to acquire the offered Participating Interest at the same price and on the same terms and conditions as set forth in the notice.

(iii) If the other Participant so elects to acquire the offered Participating Interest, the Transfer to it shall be consummated within thirty (30) days after notice of such election is delivered to the selling Participant. If there is more than one other Participant so electing to acquire the offered Participating Interest, such Transfer to them shall be made in the proportion that the Participating Interest of each bears to the Participating Interests of all Participants making such election.

(iv) If no other Participant elects within the period provided for in clause (iii), the selling Participant shall have sixty (60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the selling Participant in the notice required in clause (i), above subject, however to Sections 14.2 and 14.5.

(v) If the selling Participant fails to consummate the Transfer to a third Participant within the period set forth in clause (iv), the first right of the other Participant(s) shall be deemed to be revived. Any subsequent proposal to Transfer such Participating Interest or portion thereof shall be conducted in accordance with all of the procedures set forth in this Section 14.3.

14.4 Exceptions to First Right. Section 14.3 shall not apply to the following:

(a) Transfer by a Participant of all or part of its Participating Interest to an Affiliate provided that any such Transfer by Bonz prior to the Commencement of Commercial Production shall be subject to OG’s prior approval which may be withheld in its sole discretion.

(b) A corporate merger, consolidation, amalgamation or reorganization of a Participant, by which the survivor shall possess all of the stock or all of the property

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rights and interests, and be subject to substantially all the liabilities and obligations, of that Participant, provided that any such reorganization of Bonz prior to the Commencement of Commercial Production shall be subject to OG’s prior approval in accordance with clause (a) of this Section 14.4 unless the holders of voting rights in Bonz immediately prior to such reorganization continue to hold at least 50% of the voting rights in the reorganized entity following such reorganization.

(c) The grant of a security interest in a Participant's Participating Interest in connection with project financing approved by the Operating Committee.

14.5 Commitment by Transferee. Any third party who acquires any right, interest, entitlement or benefit authorized by this Article XIV shall ratify this Agreement and execute such other documents as the Manager may reasonably require whereby such transferee commits and binds itself to this Agreement to the same extent and nature as the transferring Participant as of the effective date of the Transfer. Any Transfer made that does not comply with this Article XIV and any transferee who fails to comply in all respects with this Section 14.5, shall only be entitled to receive the share of profits or other compensation by way of income and return of contributions to which the Participant transferring such Participating Interest would otherwise have been entitled. In the event a Transfer complies with this Article XIV and the transferee so complies with this Section 14.5, such transferee shall be bound by the terms of this Agreement as of the effective date of the Transfer. No such Transfer shall relieve the transferring Participant from any obligation incurred hereunder prior to the effective date of such Transfer; provided, however, that as between themselves only, the transferring Participant and its transferee may make such independent arrangements for such obligations as they may agree upon.

ARTICLE XV

AREA OF INTEREST

15.1 General. Any interest or option to acquire Mining Rights or any interest in real property within the Area of Interest (including water rights) which is owned on the date hereof or acquired during the term of this Agreement shall be subject to the terms and provisions of this Agreement, provided however that the foregoing restriction shall only apply to the Claims to the extent of the interests being contributed under Section 4.2 of this Agreement.

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15.2 Notice to Company. Within thirty (30) days after the acquisition of any interest or the option to acquire any interest in real property wholly or partially subject to this Article XV, the acquiring Participant shall notify the Company of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby and the cost thereof, the portion of the interest subject to this Article XV and (if allocable) the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interest of the Company. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the Company.

15.3 Option Exercised. If, within thirty (30) days after receiving the acquiring Participant's notice, the Company notifies the acquiring Participant of its election to accept the acquired interest (or, if allocable, the portion which is in whole or in part subject to this Article XV), the acquiring Participant shall convey such interest to the Company by deed, assignment or other document containing special warranties of title. The decision whether to exercise such option shall be made by unanimous vote of Operating Committee. If the Company exercises its option, then the acquired interest shall become a part of the Subject Interests for all purposes of this Agreement effective as of the date of the acquiring Participant’s notice, and the Company shall be obligated to reimburse the acquiring Participant for its reasonable actual out of pocket acquisition costs of acquiring the acquired interest and to assume any other acquisition obligations reasonably incurred.

15.4 Option Not Exercised. If the Company does not exercise its option within the thirty (30) day period set forth in Section 15.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Subject Interests or be subject to this Agreement.

ARTICLE XVI

ABANDONMENT, SURRENDER AND SALE OF PROPERTIES

16.1 Surrender or Abandonment of Subject Interests. Subject to the provisions of Section 7.2(c), the Operating Committee may authorize the Manager to surrender or abandon part or all of the Subject Interests. If the Operating Committee so authorizes any such surrender or abandonment over the objection of a Participant, the objecting Participant shall have the right

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to receive an assignment of all of the Company's right, title and interest in the property to be abandoned or surrendered, whereupon the abandoned or surrendered property shall cease to be part of the Subject Interests, and shall not be subject to this Agreement.

16.2 Sale of Subject Interests. The Operating Committee may authorize the Manager to sell all or part of the Subject Interests. If the Operating Committee so authorizes any such sale over the objection of a Participant, the objecting Participant shall have a preemptive right to acquire the Subject Interests to be sold on the same terms and conditions as the Company may receive in any bona fide third party offer. The Company shall give prompt written notice of the proposed sale to the objecting Participant, such notice to include all of the terms and conditions of such third party offer. The objecting Participant shall have the right to match such offer for a period of thirty (30) days following receipt of such notice. If the objecting Participant so elects to match such offer, the Subject Interests to be sold shall be sold to the objecting Participant in accordance with the terms and conditions of the offer. Pending completion of such sale, the Company shall make all payments, and perform all other acts and obligations required to maintain the Subject Interests to be sold in good standing. [delete?]

16.3 Reacquisition. If any of the Subject Interests are abandoned or surrendered under the provisions of this Article XVI, then, unless this Agreement is earlier terminated, neither the Participants nor any of their respective Affiliates shall, directly or indirectly, acquire any interest in the Subject Interests so abandoned for a period of one (1) year following the date of such abandonment or surrender. If a Participant reacquires any Subject Interests in violation of this Section 16.3, the other Participant(s) may elect by notice to the reacquiring Participant within thirty (30) days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Subject Interests, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests. [delete]

ARTICLE XVII

GENERAL PROVISIONS

17.1 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be given by or to a Participant or the

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Manager, as applicable (a) by personal delivery, (b) by electronic communication that produces a written receipt confirming the date and time that such electronic communication was received, (c) by registered or certified mail return receipt requested, or (d) by documented overnight or other express courier service. All such notices shall be effective and shall be deemed given on the date of receipt at the address set forth in Appendix I, Part I, if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. A Participant or the Manager may change its address by notice given to the other Participant and the Manager in accordance with this Section.

17.2 Waiver/Enforceability. The failure of a Participant or the Company to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the rights of a Participant or of the Company thereafter to enforce any provision or exercise any right. The lack of enforceability of any provision of this Agreement shall not affect the enforceability of any other provision hereof.

17.3 Modification. No modification of this Agreement shall be valid unless made in writing and signed by all Participants.

17.4 Force Majeure. The obligations of the Participants or of the Manager (other than payment and funding obligations under Articles IV and IX) shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, disputes as to title, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors; or subcontractors' shortage of, or inability to obtain,

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labor, transportation, materials, machinery, equipment, supplies, utilities or services, accidents; breakdown of equipment, machinery or facilities; or any other cause beyond its reasonable control. The affected Participant or Manager shall promptly give notice to the other Participant(s) and to the Manager of the suspension of performance, stating therein the nature of the suspension and reasons therefor, and shall resume performance as soon as reasonably possible. In addition, the affected Participant or the Manager shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it, which disputes shall be handled within the sole discretion of the affected Participant or the Manager, as applicable. The foregoing notwithstanding, the Operating Committee shall make reasonable provision for the maintenance of the Subject Interests, including the Claims, during any period of Force Majeure.

17.5 Time of the Essence. Time is of the essence as to the performance of any obligation of Participant under this Agreement and as to the satisfaction of any continuation of any Participant's right under this Agreement.

17.6 Confidentiality and Public Announcements. Except as expressly authorized by this Agreement or by the Operating Committee, or as required by Applicable Law, each Participant agrees to keep confidential and not to use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information other than for a proper Company purpose. For purposes of this Section 17.6, a proper Company purpose includes providing Confidential Information to:

(a) Professional advisors, agents and other representatives of a Participant;

(b) Affiliates of a Participant; and

(c) For a bona fide business purpose in connection with (i) negotiations for the purchase and/or sale of a Participant’s Participating Interest or (ii) to provide financing for the Company or for a Participant provided in each case, those Persons to whom such Confidential Information is provided agree to preserve its confidentiality under an enforceable agreement reasonably satisfactory to the Manager.

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No Participant shall use the name of any other Participant(s) in any document or release made to or available to the public without first having obtained the written consent of such other Participant(s). Each Participant shall instruct its Affiliates (including their representatives, agents and counsel) to comply with this Section 17.6. If a Participant is required by Applicable Law or court order to disclose information that otherwise would be Confidential Information under this Agreement, said Participant shall so notify the Company in order to provide the Company an opportunity to resist such disclosure by appropriate proceedings. The terms of this Section 17.6 shall survive with respect to each Participant until the earlier to occur of (i) the date following one year from the effective date of dissolution of the Company and (ii) the date following one year from the effective date of termination or disposition of such Participant’s Participating Interest.

17.7 Entire Agreement, Successors and Assigns. This Agreement, including all attached Exhibits, contains the entire understanding of the Participants with respect to the Company and supersedes all prior agreements and understandings between the Participants related to the subject matter hereof and the Area of Interest as of the Effective Date. Specifically, this Agreement shall supersede the Option Agreement effective as of the Effective Date and, as of the Effective Date, the Option Agreement shall have no further force. This Agreement shall be binding upon and inure to the benefit of the respective successors and the permitted assigns of the Participants.

17.8 Headings; References. The headings used in this Agreement are for convenience only and shall have no effect on the construction of this Agreement. All references to Sections are to Sections of this Agreement.

17.9 Further Assurances. Each Participant agrees to take such actions and to execute, deliver and register such documents as are reasonably necessary to fulfill the obligations created hereunder and to effectuate the intent and purpose hereof.

17.10 Representations and Warranties. Each Participant represents and warrants to the other as follows:

(a) It is a corporation or limited liability company, duly organized and in good standing in its jurisdiction of organization and that it is qualified to do business and is in

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good standing in those jurisdictions where necessary to carry out the purposes of this Agreement;

(b) It has the capacity to enter into and perform this Agreement and all transactions contemplated herein, and all actions required to authorize it to enter into and perform this Agreement under its governing documents and Applicable Law have been properly taken;

(c) It will not breach any other agreement or arrangement by entering into and performing this Agreement;

(d) It has not has not retained any advisor or broker in respect of the matters or transactions contemplated by this Agreement.

(e) This Agreement has been duly executed and delivered by it and is a valid and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership moratorium or similar laws affecting the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies such as specific performance; and

(f) It does not hold, directly or indirectly, any interest in or right to acquire any Mining Rights in the Area of Interest other than the Subject Interests.

17.11 Representations Respecting the Claims. Except as to matters otherwise disclosed in writing to Bonz prior to the Effective Date, OG represents and warrants to Bonz and to the Company as follows:

(a) To its knowledge, the conditions existing on or with respect to the Claims and its ownership and operation thereof are not in violation of Applicable Laws (including without limitation Environmental Laws);

(b) To its knowledge, there have been no past violations by it or by its predecessors in interest of any Environmental Laws or other Applicable Laws affecting or pertaining to the Claims;

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(c) It has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning a violation of any such Laws;

(d) No action, suit or proceeding is pending, or to its knowledge threatened, against OG or any other Person that affects the Claims or the ability of OG to enter into and perform its obligations under this Agreement; and

(e) It is the owner of the Claims, free and clear of all liens, claims and encumbrances except Permitted Encumbrances, and it warrants title to the Claims but only as to liens, claims and encumbrances arising by, through and under OG.

Except as provided in clauses (d) and (e) of this Section 17.11, neither Participant has made or will make any representation or warranty as to title to the Subject Interests. Neither Participant has made or will make any representation or warranty, express or implied, as to the value or prospective value of the Subject Interests as mineral properties, and each Party shall rely solely on its own analysis and investigation with respect to all such matters.

17.12 Title to the Venture Assets. Title to all Venture Assets shall be taken in the name of and held by the Company, provided that in the discretion of the Operating Committee, title to the Claims contributed by OG may continue to be held in the name of OG as nominee for the benefit of the Company under the terms of a nominee agreement among the Participants and approved by the Manager.

17.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflict of laws principle that might refer to the governance or construction of this Agreement to the laws of another jurisdiction, and provided that the Applicable Law shall govern the Subject Interests and all rights of the Participants to title to the Subject Interests.

17.14 Dispute Resolution and Arbitration. Disputes between the Participants arising out of or in connection with this Agreement or the breach, termination, enforcement, interpretation, performance or validity thereof (including a determination of the scope of applicability of this agreement to arbitrate) shall be settled in accordance with this Section 17.14, and shall be addressed first by negotiations among the chief executive officers (or their equivalents) of the

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Participants. If a negotiated settlement cannot be reached within ninety (90) days following written notice by one Participant to the other Participant(s) of the existence of any such dispute, the matter shall be resolved by binding arbitration in Denver, Colorado, before a single arbitrator who is experienced with regard to mining joint ventures and limited liability companies. The arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each Participant hereby agrees that any award or decision in arbitration shall be the sole and exclusive remedy between the Participants regarding the issue in dispute and there shall be no appeal of any kind therefrom to any court.

17.15 Rule Against Perpetuities. The Participants do not intend that any provision of this Agreement violate the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, any right or option to acquire any interest in property, including without limitation, the Subject Interests or any other Venture Assets, must be exercised, if at all, so as to vest such interest within the time periods permitted by any such rule.

17.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and shall be binding upon the Participant who executed the same, but all such counterparts shall constitute the same Agreement. This Agreement may be executed and delivered by facsimile or in electronic or digital form.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BONANZA GOLDFIELDS CORP. By: _________________________________ Name: Title:	OSIRIS GOLD, INC. By: __________________________________ Name: Title:
Date : ____________________________	Date : ____________________________
SIAL EXPLORATION, INC. By: __________________________________ Name: Title:
Date:_____________________________
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Schedule 7.1

Names and Contact Information for Participants’ Representatives

Participant	Representatives	Contact Information
Bonz	1. 2. Alternate(s):
OG	1. Alternate(s):	________________________
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APPENDIX I

Articles of Organization

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APPENDIX II

Participants and Participants’ Addresses

Participant’s Name	Participant’s Address	With Copies to
Bonz
OG		John F. Meck Welborn Sullivan Meck & Tooley Denver, Colorado 80202 Tel: (303) 830-2500 Fax: (303) 832-2366 E-Mail: jmeck@wsmtlaw.com

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APPENDIX III

Participating Interests and Capital Contributions

Participant Name	Participating Interest (%)	Capital Contributions
Bonz	10%	US $1,550,000 (option payments)
OG	90%	Claims and Data with an agreed value of [US$_________]
Total	100%

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EXHIBIT A-1

Claims

[Same as Option Agreement]

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EXHIBIT A-2

AREA OF INTEREST

[to be determined]

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EXHIBIT A-3

PERMITTED ENCUMBRANCES

1.                  Encumbrances that burden the Subject Interests under their respective terms, including royalty obligations as of the date the Subject Interests were acquired by a Participant or its Affiliate, whichever occurred first, but excluding any such encumbrance created by, through or under OG or its predecessors in title.

2.                  [title reports – to be determined]

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EXHIBIT B

ACCOUNTING PROCEDURES

All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Venture Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I

GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Venture Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Company. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2 Cash Management Accounts. The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3 Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the Venture Year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II

CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1 Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including maintenance fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required

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advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Venture Assets.

2.2 Labor and Employee Benefits.

(a) Salaries and wages of the Manager’s employees directly engaged in Venture Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b) The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c) The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employee benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs 2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d) Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.2. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Venture Operations or used to provide support or utility services to Venture Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Area of Interest.

2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Venture Operations.

2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract

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services are performed by the Manager, a Participant or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Venture Operations. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Operating Committee.

2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Venture Operations for the protection of the Company and the Participants. When Venture Operations are conducted in an area where the Manager may self-insure for Workers’ Compensation and/or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Operating Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9 Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Venture Operations or necessary to protect or recover the Venture Assets, including costs of title investigation and title curative services. All attorneys’ fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Fifty Thousand Dollars ($50,000.00) per annum shall not be charged to the Business Account unless approved by the Operating Committee.

2.10 Audit. Cost of annual audits under Section 10.6 of the Agreement.

2.11 Taxes. All taxes, assessments and like charges on Venture Operations and Venture Assets which have been paid by the Manager for the benefit of the Company. Each Participant is separately responsible for taxes determined or measured by a Participant’s revenue or net income.

2.12 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of: (i) the salaries and expenses of the Manager’s superintendent and other employees serving Venture Operations whose time is not allocated directly to such Venture Operations, and (ii) the costs of maintaining and operating an office and any necessary sub-office and (iii) all necessary camps, including housing facilities for employees, used for Venture Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for the Manager’s employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Operating Committee.

2.13 Administrative Charge.

(a) Each month, the Manager shall charge the Business Account a sum for each phase of Venture Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Venture Operations, and which shall be in lieu of management and other fees:

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(i) Exploration Phase: Twelve percent (12%) of Allowable Costs.

(ii) Development Phase: [Five percent (5%) of Allowable Costs].

(iii) Major Construction Phase: [Five percent (5%) of Allowable Costs].

(iv) Mining Phase: [Five percent (5%) of Allowable Costs].

(b) The term “Allowable Costs” as used in this Paragraph for a particular phase of Venture Operations shall mean all charges to the Business Account excluding: (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Paragraphs 2.1 and 2.9; and (iv) marketing costs. The Manager shall attribute such Allowable Costs to a particular phase of Venture Operations by applying the following guidelines:

(A) The Exploration Phase shall cover those Venture Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral.

(B) The Development Phase shall cover those Venture Operations, including preparation of any Bankable Feasibility Study, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets.

(C) The Major Construction Phase shall include all Venture Operations involved in the construction of a mill, smelter or other ore processing facilities.

(D) The Mining Phase shall include all other Venture Operations activities not otherwise covered above, including activities conducted after Mining operations have ceased.

(c) Various phases of Venture Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.

(d) The monthly administration charge determined for each phase of Venture Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Venture Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Operating Committee.

(e) The following is a representative list of items that constitute the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:

(i) Administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Venture Operations.

(ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii) The services of tax professionals and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Operating Committee may approve as a direct charge to the Business Account;

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(iv) Routine legal services rendered by the Manager’s legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager’s legal staff concerning any litigation; and

(v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(f) The Operating Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

2.14 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which shall be determined by the Operating Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Venture Operations and which will aggregate the reasonably anticipated costs of mine closure, Environmental Compliance and other obligations or responsibilities, including obligations reasonably expected to arise or continue under Applicable Law after Venture Operations may have ceased whether in connection with the closing of a mine or otherwise. The Manager shall invest such amounts on behalf of the Participants as provided in Section 8.3(m) of the Agreement.

2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Venture Operations.

ARTICLE III

BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2 Material Furnished by a Participant for Use in the Business. Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

(a) New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (the “New Price”).

(b) Used Material.

(i) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

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(A) Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

(B) Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(ii) Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(iii) Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

(iv) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

(c) Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Operating Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4 Warranty of Material Furnished by the Manager or Participants. Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV

DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase a Participant’s interest in Material. The Operating Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.

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4.2 Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V

INVENTORIES

5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Operating Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

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EXHIBIT C

TAX MATTERS

ARTICLE I

EFFECT OF THIS EXHIBIT

Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

ARTICLE II

TAX MATTERS PARTNER

2.1 Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Code and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Operating Committee. In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Participant(s) shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2 Notice. Each Participant shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3 Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Participant shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Participant of such intended action.

2.5 Requests for Administrative Adjustments. Neither Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Participant. If the other Participant agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Participant, or within the period required to timely file the request for administrative adjustment, if shorter, either Participant, including the TMP, may file that request for administrative adjustment on its own behalf.

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2.6 Judicial Proceedings. Either Participant intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Participant of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participant to participate in the choosing of the forum in which such petition will be filed. If both Participants do not agree on the appropriate forum, then the TMP shall choose the forum. If either Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Participant shall notify the other Participant of such intended action.

2.7 Settlements. The TMP shall not bind the other Participant to a settlement agreement without first obtaining the written consent of any such Participant. Either Participant who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participant of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Operating Committee. Either Participant may engage legal counsel, certified public accountants, or other advisors in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and other advisors which the TMP incurs (after proper consent by the Operating Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to pay fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Participant’s interest therein and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

ARTICLE III

TAX ELECTIONS AND ALLOCATIONS

3.1 Company Election. It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Participants, no Participant shall take any action to change the status of the Company as a partnership under Treas. Reg. ☐ 1.7701-3 or similar provision of state law. It is understood and agreed that the Participants intend to create a partnership for federal and state income tax purposes only. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Participants recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns for the Company. Each Participant agrees to furnish to the Manager any information it may have relating to Venture Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participant(s) for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

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3.2 Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

(a) To use the accrual method of accounting.

(b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ending December 31, which is the same as the taxable year end for the Manager.

(c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(d) Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Venture Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

(e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(f) To adjust the basis of property of the Company under Section 754 of the Code at the request of either Participant;

(g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Operating Committee.

Each Participant shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Participant reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Participant’ election to capitalize all or any portion of such expenses shall not affect the Participant’ Capital Account.

3.3 Allocations to Participants. Allocations for Capital Account purposes shall be in accordance with the following:

(a) Exploration expenses and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such expenses and costs.

(b) Depreciation and amortization deductions with respect to a depreciable asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the asset which gives rise to the depreciation, amortization or loss deduction.

(c) Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

(d) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Participants so that, to the extent possible, the Participants receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Participants in proportion to their respective shares of the gross

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income used as the basis for calculating the federal income tax deduction for percentage depletion.

(e) Subject to Subparagraph 3.3(g) below, gross income on the sale of production shall be allocated in accordance with the Participants’ rights to share in the proceeds of such sale.

(f) Except as provided in Subparagraph 3.3(g), below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Capital Accounts of the Participants with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the respective Participating Interests of the Participants.

(g) Gains and losses on the sale of all or substantially all the Venture Assets shall be allocated so that, to the extent possible, the resulting Capital Account balances of the Participants are in the same ratio as their respective Participating Interests at the time of such sale.

(h) The Participants acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph.

(i) All deductions and losses that are not otherwise allocated in this Paragraph shall be allocated among the Participants in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the asset producing each such loss.

(j) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(k) All other items of income and gain shall be allocated to the Participants in accordance with their Participating Interests.

(l) If the Participating Interests of the Participants change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Participant shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Participants. If the Participants cannot agree on a method, the method shall be determined by the Manager in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(m) For purposes of this Paragraph 3.3, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Participants to the Company in accordance with their Participating Interests. “Nonrecourse deductions,” as defined by Treas. Reg. ☐ 1.704-2(b)(1) shall be allocated between the Participants in proportion to their Participating Interests.

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3.4 Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Participants’ Capital Accounts.

(a) If either Participant unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg.☐ §1.704-1(b)(2)(ii)(d)(4),☐ §1.704-1(b)(2)(ii)(d)(5) or §1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Participant as quickly as possible. For the purposes of this Subparagraph 3.4(a), each Participant’s Capital Account balance shall be increased by the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. ☐☐§§1.704-2(g)(1) and 1.704-2(i)(5).

(b) If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Participant shall be allocated items of income and gain for that year equal to that Participant’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg.☐ §1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Participant with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg.☐ §1.704-2(i)(4). Pursuant to Treas. Reg.☐ §1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Participant that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(c) If the allocation of deductions to either Participant would cause such Participant to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Participant.

3.5 Curative Allocations. The allocations set forth in Paragraph 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Participants that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Participant’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Participant would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

3.6 Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

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(a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Participants in the same proportions as the recaptured deductions were originally allocated or claimed.

(b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Participant shall be shared among both Participants so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Participants intend that Section 704(c) shall effect no allocations of tax items that are different from the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing Participant to the extent of built-in gain or loss, respectively, as determined under Treas. Reg.☐ §1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg.☐ §1.704-3 which most closely approximates the allocations set forth in Paragraphs 3.3, 3.4 and 3.5.

(c) Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’ basis that is attributable to pre-contribution expenditures made by a Participant that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to pre-contribution expenditures by a Participant shall be calculated under such Code Sections as if such Participant continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to that Participant.

(d) The Participants understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV

CAPITAL ACCOUNTS; LIQUIDATION

4.1 Capital Accounts.

(a) A separate Capital Account shall be established and maintained by the TMP for each Participant. Such Capital Account shall be increased by (i) the amount of money contributed by the Participant to the Company, (ii) the fair market value of property contributed by the Participant to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Participant by the Company, (v) the fair market value of property distributed to the Participant by the Company (net of liabilities secured by such distributed property and that the Participant is considered to assume or take subject to under Code Section 752), (vi) allocations to the Participant under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a

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Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Participants agree that the net fair market value of the OG’ contributions to the Company is as set forth in Appendix III.

(b) In the event that the Capital Accounts of the Participants are computed with reference to the book value of any asset which differs from the adjusted tax basis of such asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such asset in accordance with Treas. Reg.☐ §1.704-1(b) (2)(iv)(g).

(c) In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg.☐ §1.704-1(b)(2)(iv)(1).

(d) In the event property, other than money, is distributed to a Participant, the Capital Accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

(e) In the event the Participating Interests of the Participants are separately determined with respect to segregated Projects as provided in Section 4.9 of the Agreement, the Operating Committee shall appropriately segregate Capital Accounts and shall make such other modifications to the Agreement as are appropriate to administer the Participants’ Capital Accounts in accordance with the terms of this Exhibit C and the Regulations.

(f) For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Code Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Code Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Code Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).]

(g) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Operating Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Operating Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Participant upon liquidation of the Company pursuant to Paragraph 4.2.

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(h) If the Participants so agree, upon the occurrence of an event described in Treas. Reg.☐ §1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg.☐ §1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Participants if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Participant shall be treated as contributing the portion of the book value of any property that is credited to the Participant’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Participants’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Subparagraph 3.6(b).

4.2 Liquidation. In the event the Company is dissolved pursuant to Section 12.1 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts in connection with any change in the Participants’ respective Participating Interests under the terms of the Agreement):

(a) The Capital Accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Participants pursuant to the provisions of Article III of this Exhibit C if the assets had been sold at their fair market value at the time of liquidation. The fair market value of the assets shall be determined by agreement of the Participants provided, however, that in the event that the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by the Operating Committee.

(b) After making the foregoing adjustments and/or contributions, all remaining Venture Assets shall be distributed to the Participants in accordance with the balances in their Capital Accounts (after taking into account all allocations under Article III, including Subparagraph 3.3(g) and after giving effect to all sales or distributions of Products through the date of the final distribution). Unless otherwise expressly agreed by the Participants, each Participant shall receive an undivided interest in each and every Venture Asset determined by the ratio of the amount in each Participant’s Capital Account to the total of all the Participants’ Capital Accounts. Venture Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

(c) All distributions to the Participants in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg.☐☐ §1.704-1(b)(2)(ii)(b)(2) and (3).

4.3 Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the liquidation of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Participants in proportion to their respective interests in the Company in liquidation

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thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

ARTICLE V

SALE OR ASSIGNMENT

The Participants agree that if one of them makes a sale or assignment of its Participating Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Participant shall indemnify the non-terminating Participant(s) and save them harmless on an after-tax basis for any increase in taxes to the non-terminating Participant caused by the termination of the Company.

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EXHIBIT D

NET SMELTER RETURN ROYALTY

“Net Smelter Returns” means the amount actually received by from the sale of Products less the following (“Allowable Charges”) to the extent actually incurred and borne by the Company:

(a)                All costs and charges for treatment in the smelting, processing and refining processes including, without limitation, processing charges, interest, provisional settlement fees, sampling costs, umpire charges, assaying and representation costs, penalties, insurance, and other processing deductions;

(b)               All charges and costs for transportation to places where Products are smelted, refined and sold;

(c)                All costs and charges incurred in connection with handling Products including, without limitation, insurance and packaging charges;

(d)               Brokerage costs and charges, and any other costs of sale;

(e)                Ad valorem property taxes based on the value of Products or separately assessed against the mineral estate in the Subject Interests; and

(f)                Sales, use, excise, gross receipts, severance and any other taxes payable with respect to the severance, production, removal, sale or disposition of Products, but excluding any taxes on net income.

In the event that smelting, processing or refining of Products is carried out in facilities that are owned or controlled, in whole or in part, by the Company or a Participant, then the Allowable Charges shall include a reasonable amount for the cost of capital as well as those charges, penalties and other costs listed above in amounts that the Company or the Participant would have incurred, in arms-length transactions, if such operations were carried out at facilities not owned or controlled by the Company or the Participant, then offering comparable custom services for comparable products on prevailing terms.

In the event that smelting, processing or refining of Products is carried out in facilities adjacent to the Mining operations that are owned or controlled, in whole or in part, by the Company or a Participant, then the Allowable Charges shall include a reasonable amount for transport (including insurance) to the nearest third party processing facility.

Royalties shall be paid on or before the 45th day after the last day of the Company’s fiscal quarter in which the Company receives payment from the sale of Products. Within ninety (90) days after the end of each Venture Year, the Company shall deliver to the royalty owner an unaudited statement of royalties paid during the year and the calculation thereof. All such statements shall be deemed true and correct three months after presentation, unless within that period the royalty owner delivers notice to the Company specifying with particularity the grounds for each exception.

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EXHIBIT E

INSURANCE

The Manager shall, at all times while conducting Venture Operations, comply fully with the applicable workers’ compensation laws and purchase, or provide protection for the Company comparable to that provided under standard form insurance policies for the following risk categories:

(i) comprehensive public liability and property damage with limits of not less than one million Dollars ($1,000,000.00) for bodily injury and property damage per occurrence and not less than two million Dollars ($2,000,000.00) in the aggregate;

(ii) automobile insurance with combined limits of not less than one million Dollars ($1,000,000.00);

(iii) excess/umbrella liability with limits of not less than five million Dollars ($5,000,000.00); and

(iv) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.

If the Manager elects to self-insure, it shall charge to the Business Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

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EXHIBIT F

INITIAL PROGRAM AND BUDGET

Red Mountain Resources LLC Joint Venture - 2011 Budget Projection

DIRECT EXPLORATION 2010

Human Resources- Travel/Accom, Contract

Human Resources- Salaries

Technical Services

Direct Drilling

Field Vehicle & Equip

TOTAL DIRECT EXPLORATION

FEE LAND LEASES 2010

Current Leases

New Leases

Landman Costs

TOTAL LAND

TOTAL 2011 ESTIMATED EXPENDITURES

1 Agreed value of Claims and Data contributed by OG as determined by the Participants.

2 Minimum coverages and amounts to be determined.